Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS 2010 FOURTH

QUARTER AND FISCAL YEAR FINANCIAL RESULTS

WALTHAM, Mass., – September 28, 2010 – ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for its 2010 fourth quarter and fiscal year ended July 31, 2010.

Fourth Quarter Financial Summary

•	Net revenue of $228.1 million, an increase of 1.3% from the fourth quarter of fiscal 2009

•	Gross margin as a percentage of revenue of 10.7% compared to 13.2% in the fourth quarter of fiscal 2009

•

Operating income of $40 thousand, excluding the impact of non-cash goodwill impairment charges of $25.8 million. Including the goodwill impairment charges, the Company reported an operating loss of $25.8 million for the fourth quarter of fiscal 2010, compared to operating income of $0.9 million in the fourth quarter of fiscal 2009

•	Free cash flow from operations of $4.9 million compared to $12.6 million in the fourth quarter of fiscal 2009

Full Year Fiscal 2010 Financial Summary

•	Net revenue of $924.0 million, compared to net revenue of $1,008.6 million in fiscal 2009

•	Gross margin, as a percentage of revenue, of 12.6% compared to 12.1% in the previous year

•

Operating income of $18.9 million, excluding the impact of non-cash goodwill impairment charges of $25.8 million, compared to an operating loss of $3.0 million, excluding non-cash goodwill impairment charges of $164.7 million, in the prior fiscal year. Including impact of goodwill impairment charges, operating loss for fiscal 2010 was $6.9 million compared to an operating loss of $167.7 million for fiscal 2009

•	Free cash flow from operations of $32.1 million, a record performance for the company and an improvement of $7.2 million from fiscal 2009

Fourth Quarter Consolidated Financial Results

“During the fourth quarter, ModusLink continued to be impacted by the state of the broader economic environment,” said Joseph C. Lawler, chairman, president and chief executive officer of ModusLink Global Solutions. “Our clients continue to seek ways to reduce supply chain costs and are reluctant to build inventories. However, revenue for the fourth quarter was in line with our expectations and we saw some positive signs in our business. In particular, we saw a modest uptick in base business revenue compared to the same period last year and we made good progress securing new client engagements.

“We finished the fiscal year with an improved gross margin and our close management of expenses and working capital resulted in our achieving record free cash flow from operations. Looking forward, we expect the economic environment to remain uncertain during fiscal 2011. However, we are focused on keeping our base business strong by providing the highest level of service to our clients, adding new engagements from existing and new clients and continuing to effectively manage expenses,” added Lawler.

ModusLink reported net revenue of $228.1 million for the fourth quarter of fiscal 2010, an increase of 1.3% compared to net revenue of $225.2 million reported in the fourth quarter of fiscal 2009. Compared with the same period a year ago, net revenue for the fourth quarter of 2010 reflects higher revenue from the Company’s base business and revenue of $10.0 million from Tech for Less, which was acquired on December 4, 2009. Fourth quarter revenue from new engagements was the highest of fiscal year 2010, although lower compared to the fourth quarter of 2009, which was a record year for revenue from new engagements.

Gross profit for the fourth quarter of fiscal 2010 was $24.4 million, or 10.7% of revenue, compared to $29.7 million, or 13.2% of revenue, in the fourth quarter of fiscal 2009. The decrease in gross margin as a percentage of revenue was primarily due to unfavorable revenue mix, impact of pricing concessions, costs related to the start-up of new engagements and an increased accrual for bonuses in the fourth quarter of fiscal 2010 related to the Company’s incentive plan, compared to a reversal of accrued bonuses in the fourth quarter of the prior year.

Results for the fourth quarter of fiscal 2010 include non-cash goodwill impairment charges of $25.8 million, related to the Company’s ModusLink PTS, ModusLink OCS and Tech for Less businesses.

“Many of the economic challenges that we have been describing in recent quarters directly affect ModusLink PTS, ModusLink OCS and Tech for Less. The impact of current market conditions was a significant part of our assessment of goodwill for those businesses during the Company’s normal annual review. These businesses are key components of our integrated solutions and provide the Company with an appropriate mix of services and scale needed to position the Company for improved profitability over the long term,” added Lawler.

Operating loss for the fourth quarter of fiscal 2010 was $25.8 million, compared to operating income of $0.9 million in the fourth quarter of fiscal 2009. Excluding the non-cash goodwill impairment charges, the Company generated operating income of $40 thousand in the fourth quarter of fiscal 2010. Restructuring expenses for the fourth quarter were a credit of $1.9 million compared to an expense of $6.1 million in the fourth quarter of fiscal 2009. The credit in the fourth quarter of fiscal 2010 was driven by the reversal of a restructuring charge accrued several years ago.

Other income was $0.4 million in the fourth quarter of 2010 compared to a loss of $4.9 million in the fourth quarter of 2009. The improvement of $5.3 million was driven primarily by a more favorable impact from foreign exchange transactions and a reduction in losses associated with the Company’s @Ventures portfolio.

Net loss for the fourth quarter of fiscal 2010 was $25.5 million, or ($0.58) per share, compared to net loss of $4.1 million, or ($0.09) per share, for the same period in fiscal 2009. Excluding the non-cash goodwill impairment charges and the related tax benefit, the Company generated net income of $24 thousand in the fourth quarter of fiscal 2010.

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation, restructuring and impairment of goodwill, the Company reported non-GAAP operating income of $4.9 million for the fourth quarter of fiscal 2010, compared to $15.3 million for the same period in fiscal 2009.

As of July 31, 2010, the Company had working capital of approximately $222.6 million, compared to $237.0 million at July 31, 2009. Included in working capital as of July 31, 2010 were cash, cash equivalents, short-term investments and marketable securities totaling $161.6 million compared to $179.2 million at July 31, 2009. The Company concluded the quarter with no outstanding bank debt.

For the fourth quarter of fiscal 2010, cash flow from operating activities was $7.6 million and additions to property and equipment were $2.6 million, and therefore free cash flow from operations was $4.9 million, compared to $12.6 million in the same period in 2009.

Outlook

“We concluded the year with a strong balance sheet, which provides us with an important competitive advantage in our market and a platform for long-term growth,” said Steven G. Crane, chief financial officer of ModusLink Global Solutions. “Looking at fiscal 2011, we expect that our clients will remain cautious about managing their supply chain and we expect to experience similar economic-related factors that influenced our financial performance over the past two quarters. With that as background, we expect revenue for the first quarter of fiscal 2011 to be similar to the fourth quarter of fiscal 2010.

“Entering fiscal 2011, ModusLink is leaner and more efficient from a working capital perspective, and as a result we do not expect free cash flow from operations to duplicate the record level achieved in fiscal 2010. That said, we will continue to manage expenses and working capital, which in combination with our continuous improvement initiatives, will yield increased efficiency over time and enable us to compete effectively for years to come,” concluded Crane.

Stock Repurchase Program Update

During the fourth quarter of fiscal 2010, the Company repurchased 310,600 shares for aggregate consideration of $2.0 million. These purchases were made in open market transactions under the Company’s stock repurchase program, which was announced on June 8, 2010 and pursuant to which the Company has authorized the repurchase of up to $10 million of common stock over an 18-month period. Since initiating its buyback programs in early fiscal 2008, the Company has repurchased $55.3 million of ModusLink shares.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its 2010 fourth quarter and fiscal year financial results at 5:00 p.m. ET on September 28, 2010. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

About ModusLink Global Solutions, Inc.

ModusLink Global Solutions, Inc. (NASDAQ: MLNK) designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket and e-Business solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We seamlessly integrate these critical functions with global, multichannel e-Business initiatives and aftermarket programs. Backed by a footprint of more than 25 solution centers in 14 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenue. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release. The Company defines “Free cash flow from operations” as net cash provided by (used in) operating activities of continuing operations less additions to property and equipment as shown on the Company’s consolidated statements of cash flows. Management considers free cash flow from operations to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects net cash generated from operations. Free cash flow from operations is not a measure determined in accordance with GAAP and may not be defined and calculated by other companies in the same manner. A table reconciling “Free cash flow from operations” to the GAAP measures of net cash provided by (used in) operating activities of continuing operations less additions to property and equipment is included in the statement of operations information in this release.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s intended actions to keep its base business strong in light of an uncertain economic environment, including high levels of service, adding new engagements and effectively managing expenses, the Company’s prospects for improved profitability over the long term, the Company’s expectation that clients will remain cautious about managing their supply chain, the final determination and audit of non-cash goodwill impairment charges described in this release the Company’s expectation that in fiscal 2011 it will experience similar economic related factors that influenced its financial performance over the past two quarters, the Company’s expectation as to the level of free cash flow to be realized in fiscal 2011 and the level of revenue in the first quarter of fiscal 2011 and the Company’s expectation as to managing expenses and working capital and the results of such actions. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; the audited non-cash goodwill impairment charges may differ significantly from the preliminary, unaudited amounts described in this release, which could affect the final determination of audited operating income and other amounts described in this release; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us

Contacts:

Investors-Financial:

Bob Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

PR and Communications Manager

farrah_phillipo@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2010	July 31, 2009
Assets:
Cash and cash equivalents	$161,364	$168,767
Available-for-sale securities	270	440
Short-term investments	—	10,000
Trade accounts receivable, net	159,768	171,090
Inventories, net	74,096	63,023
Prepaid and other current assets	14,226	12,773

Total current assets	409,724	426,093

Property and equipment, net	52,906	61,178
Investments in affiliates	13,016	12,369
Goodwill	16,207	25,708
Intangible assets, net	24,173	23,120
Other assets	9,760	7,353

	$525,786	$555,821

Liabilities:
Current portion of capital lease obligations	$40	$152
Accounts payable	132,098	122,125
Current portion of accrued restructuring	2,632	15,098
Accrued income taxes	48	1,803
Accrued expenses	45,729	42,277
Other current liabilities	4,773	5,793
Current liabilities of discontinued operations	1,791	1,866

Total current liabilities	187,111	189,114

Long-term portion of accrued restructuring	1,000	2,014
Long-term portion of capital leases obligations	29	194
Other long-term liabilities	15,656	16,490
Non-current liabilities of discontinued operations	3,289	2,411

	19,974	21,109
Stockholders’ equity	318,701	345,598

	$525,786	$555,821

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended July 31,			Years ended July 31,
	2010	2009	Fav (Unfav)	2010	2009	Fav (Unfav)
Net revenue	$228,133	$225,211	1.3%	$923,996	$1,008,554	-8.4%
Cost of revenue	203,686	195,502	-4.2%	807,393	886,119	8.9%

Gross margin	24,447	29,709	-17.7%	116,603	122,435	-4.8%

	10.7%	13.2%	-2.5%	12.6%	12.1%	0.5%
Operating expenses:
Selling, general and administrative	22,728	27,435	17.2%	91,422	119,961	23.8%
Amortization of intangibles	1,679	1,372	-22.4%	6,308	5,485	-15.0%
Impairment of goodwill	25,800	—	—	25,800	164,682	84.3%

Total operating expenses	50,207	28,807	-74.3%	123,530	290,128	57.4%

Operating income (loss)	(25,760)	902	-2955.9%	(6,927)	(167,693)	95.9%
Other income (loss)	440	(4,878)	109.0%	(3,380)	(15,054)	77.5%

Income (loss) from continuing operations before taxes	(25,320)	(3,976)	-536.8%	(10,307)	(182,747)	94.4%
Income tax expense	165	154	-7.1%	5,162	10,831	52.3%

Income (loss) from continuing operations	(25,485)	(4,130)	-517.1%	(15,469)	(193,578)	92.0%
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	—	36	-100.0%	(2,318)	126	-1939.7%

Net Income (loss)	$(25,485)	$(4,094)	-522.5%	$(17,787)	$(193,452)	90.8%

Basic and diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.58)	$(0.09)	-544.4%	$(0.35)	$(4.26)	91.8%
Income (loss) from discontinued operations	$—	$—	0.0%	$(0.05)	$—	—

Net income (loss)	$(0.58)	$(0.09)	-544.4%	$(0.40)	$(4.26)	90.6%

Shares used in computing basic earnings (loss) per share	43,652	45,167		44,104	45,372

Shares used in computing diluted earnings (loss) per share	43,652	45,167		44,104	45,372

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Years ended
	July 31, 2010	July 31, 2009	July 31, 2010	July 31, 2009
Net revenue:
Americas	83,795	82,729	324,371	344,219
Asia	63,001	69,902	269,989	304,504
Europe	69,464	70,005	296,423	345,688
ModusLink OCS	1,866	2,575	9,501	14,143
Tech for Less	10,007	—	23,712	—

	$228,133	$225,211	$923,996	$1,008,554

Operating income (loss):
Americas	(15,785)	(6,672)	(23,687)	(96,514)
Asia	7,676	12,341	49,801	(32,018)
Europe	326	(1,670)	(2,317)	(26,077)
ModusLink OCS	(3,485)	(513)	(4,443)	1,015
Tech for Less	(11,509)	—	(12,244)	—

	(22,777)	3,486	7,110	(153,594)
Other reconciling items	(2,983)	(2,584)	(14,037)	(14,099)

	$(25,760)	$902	$(6,927)	$(167,693)

Non-GAAP operating income (loss):
Americas	(685)	1,844	(768)	(3,031)
Asia	9,334	14,205	56,487	51,847
Europe	81	1,005	2,296	6,548
ModusLink OCS	(375)	201	(425)	2,636
Tech for Less	(1,003)	—	(1,226)	—

	7,352	17,255	56,364	58,000
Other reconciling items	(2,432)	(1,908)	(11,595)	(10,858)

	$4,920	$15,347	$44,769	$47,142

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation, restructuring, and impairment of goodwill.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME (LOSS)

NON-GAAP Operating income	$4,920	$15,347	$44,769	$47,142

Adjustments:
Depreciation	(4,200)	(5,873)	(16,867)	(20,013)
Amortization of intangible assets	(1,679)	(1,372)	(6,308)	(5,485)
Impairment of goodwill	(25,800)	—	(25,800)	(164,682)
Stock-based compensation	(859)	(1,132)	(4,154)	(5,103)
Restructuring, net	1,858	(6,068)	1,433	(19,552)

GAAP Operating income (loss)	$(25,760)	$902	$(6,927)	$(167,693)

Other income (expense), net	440	(4,878)	(3,380)	(15,054)
Income tax expense	(165)	(154)	(5,162)	(10,831)
Income (loss) from discontinued operations	—	36	(2,318)	126

Net income (loss)	$(25,485)	$(4,094)	$(17,787)	$(193,452)

Reconciliations for non-GAAP measures:

	Three months ended July 31,		Years ended July 31,
	2010	2009	2010	2009
Net cash provided by operating activities of continuing operations	$7,567	$15,017	$41,311	$35,943
Additions to property and equipment	(2,633)	(2,388)	(9,194)	(11,060)

Free cash flow from operations	$4,934	$12,629	$32,117	$24,883

Operating income (loss)	$(25,760)	$902	$(6,927)	$(167,693)
Impairment of goodwill	(25,800)	—	(25,800)	(164,682)

Operating income (loss) excluding impairment of goodwill	$40	$902	$18,873	$(3,011)

Net loss	$(25,485)	$(4,094)	$(17,787)	$(193,452)
Impairment of goodwill	(25,800)	—	(25,800)	(164,682)
Less tax benefit related to impairment of goodwill	291	—	291	—

Net income (loss) excluding impairment of goodwill	$24	$(4,094)	$7,722	$(28,770)